Exhibit 99.1

HERITAGE OPERATING, L.P. AND SUBSIDIARIES and

TITAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Partners

Heritage Operating, L.P.

Titan Energy Partners, L.P.

We have audited the accompanying combined balance sheets of Heritage Operating, L.P. and subsidiaries, and Titan Energy Partners, L.P. and subsidiaries (both Delaware limited partnerships and wholly-owned subsidiaries of Energy Transfer Partners, L.P.) (collectively, “the Partnerships”) as of December 31, 2010 and 2009, and the related combined statements of operations and comprehensive income, partners’ capital, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Partnerships’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnerships’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Heritage Operating, L.P. and subsidiaries, and Titan Energy Partners, L.P. and subsidiaries as of December 31, 2010 and 2009 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Kansas City, Missouri

November 21, 2011

HERITAGE OPERATING, L.P. AND SUBSIDIARIES and

TITAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

COMBINED BALANCE SHEETS

(in thousands)

	December 31,
	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$31,141	$43,894
Marketable securities	2,020	6,044
Accounts receivable, net of allowance for doubtful accounts	151,098	136,673
Accounts receivable from related companies	70,930	21,867
Inventories	91,015	77,594
Price risk management assets	6,864	11,791
Prepaid expenses and other current assets	15,686	16,020

Total current assets	368,754	313,883

PROPERTY, PLANT AND EQUIPMENT	1,184,373	1,124,496
ACCUMULATED DEPRECIATION	(394,451)	(327,627)

	789,922	796,869

DEFERRED INCOME TAX BENEFIT	2,944	4,500
GOODWILL	613,106	603,975
INTANGIBLES AND OTHER ASSETS, net	161,710	164,161

Total assets	$1,936,436	$1,883,388

LIABILITIES AND PARTNERS’ CAPITAL
CURRENT LIABILITIES:
Accounts payable	$49,546	$51,940
Accounts payable to related companies	109,143	57,778
Customer advances and deposits	70,989	71,083
Accrued wages and benefits	20,657	18,197
Accrued and other current liabilities	37,131	39,328
Current maturities of long-term debt	35,265	40,887

Total current liabilities	322,731	279,213

LONG-TERM DEBT, less current maturities	77,403	119,747
OTHER NON-CURRENT LIABILITIES	2,720	2,720

COMMITMENTS AND CONTINGENCIES (Note 7)

	402,854	401,680

PARTNERS’ CAPITAL:
Limited Partners	1,526,276	1,468,157
General Partners	—	—
Accumulated other comprehensive income	7,306	13,551

Total partners’ capital	1,533,582	1,481,708

Total liabilities and partners’ capital	$1,936,436	$1,883,388

The accompanying notes are an integral part of these combined financial statements.

HERITAGE OPERATING, L.P. AND SUBSIDIARIES and

TITAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in thousands)

	Years Ended December 31,
	2010	2009	2008
REVENUES:
Retail fuel	$1,314,973	$1,190,523	$1,514,599
Wholesale fuel	8,331	7,143	14,684
Other	106,883	103,823	110,917

Total revenues	1,430,187	1,301,489	1,640,200

COSTS AND EXPENSES:
Cost of products sold - retail fuel (excluding depreciation)	752,926	574,854	1,014,068
Cost of products sold - wholesale fuel (excluding depreciation)	7,841	6,479	13,375
Cost of products sold - other (excluding depreciation)	21,816	21,148	24,655
Operating expenses	343,022	347,761	354,539
Depreciation and amortization	82,640	84,203	80,311
Selling, general and administrative	45,937	41,941	40,727

Total costs and expenses	1,254,182	1,076,386	1,527,675

OPERATING INCOME	176,005	225,103	112,525

OTHER INCOME (EXPENSE):
Affiliated interest	1,636	617	(2,942)
Interest expense	(11,954)	(16,046)	(19,861)
Gains (losses) on disposal of assets	(1,027)	1,074	(1,296)
Other, net	303	534	(2,635)

INCOME BEFORE INCOME TAX EXPENSE	164,963	211,282	85,791

Income tax expense	1,654	1,998	418

NET INCOME	163,309	209,284	85,373

Reclassification to earnings of losses on available-for-sale securities	—	—	1,403
Change in value of available-for-sale securities	(4,023)	4,941	(1,888)
Reclassification to earnings of gains and losses on derivative instruments accounted for as cash flow hedges	(11,724)	(4,022)	—
Change in value of derivative instruments accounted for as cash flow hedges	9,502	12,632	—

	(6,245)	13,551	(485)

COMPREHENSIVE INCOME	$157,064	$222,835	$84,888

The accompanying notes are an integral part of these combined financial statements.

HERITAGE OPERATING, L.P. AND SUBSIDIARIES and

TITAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

COMBINED STATEMENTS OF PARTNERS’ CAPITAL

(in thousands)

	Limited Partners	General Partners	Accumulated Other Comprehensive Income	Total
Balance, January 1, 2008	$1,322,588	$—	$485	$1,323,073
Contribution of units in connection with certain acquisitions	2,228	—	—	2,228
Distributions	(80,000)	—	—	(80,000)
Non-cash unit-based compensation	7,422	—	—	7,422
Other comprehensive loss, net of tax	—	—	(485)	(485)
Net income	85,373	—	—	85,373

Balance, December 31, 2008	$1,337,611	$—	$—	$1,337,611
Distributions	(81,697)	—	—	(81,697)
Non-cash unit-based compensation	2,959	—	—	2,959
Other comprehensive income, net of tax	—	—	13,551	13,551
Net income	209,284	—	—	209,284

Balance, December 31, 2009	$1,468,157	$—	$13,551	$1,481,708
Distributions	(110,000)	—	—	(110,000)
Non-cash unit-based compensation	4,810	—	—	4,810
Other comprehensive loss, net of tax	—	—	(6,245)	(6,245)
Net income	163,309	—	—	163,309

Balance, December 31, 2010	$1,526,276	$—	$7,306	$1,533,582

The accompanying notes are an integral part of these combined financial statements.

HERITAGE OPERATING, L.P. AND SUBSIDIARIES and

TITAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

COMBINED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2010	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$163,309	$209,284	$85,373
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	82,640	84,203	80,311
Amortization of finance costs charged to interest	500	547	582
Losses on write down of marketable securities	—	—	1,403
Provision for losses on accounts receivable	3,727	2,993	8,015
(Gains) losses on disposal of assets	1,027	(1,074)	1,296
Non-cash unit-based compensation expense	4,810	2,959	7,422
Other non-cash	1,142	(17)	(55)
Changes in assets and liabilities, net of effect of acquisitions:
Accounts receivable	(17,976)	7,112	32,180
Accounts receivable from related companies	(577)	16,797	7,107
Inventories	(9,108)	(5,026)	18,571
Prepaid expenses and other current assets	(2,870)	12,138	(11,678)
Intangibles and other assets	158	58	(1,038)
Accounts payable	(780)	4,788	(41,962)
Accounts payable to related companies	51,365	(1,829)	8,015
Customer advances and deposits	(175)	(16,546)	16,440
Accrued wages and benefits	2,451	(11,276)	10,637
Accrued and other current liabilities	(2,883)	(3,029)	(2,860)
Other non-current liabilities	—	(128)	(102)
Price risk management assets and liabilities, net	2,706	(46,603)	45,211

Net cash provided by operating activities	279,466	255,351	264,868

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions, net of cash acquired	(28,107)	(6,306)	(76,247)
Capital expenditures	(59,207)	(63,851)	(80,673)
Proceeds from the sale of assets	5,902	7,553	4,924

Net cash used in investing activities	(81,412)	(62,604)	(151,996)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	2,760	16,440	74,969
Proceeds from related company borrowings	128,760	157,910	192,182
Principal payments on debt	(55,082)	(63,049)	(126,445)
Principal payments on related company debt	(177,245)	(261,710)	(145,620)
Distributions to partners	(110,000)	(81,697)	(80,000)

Net cash used in financing activities	(210,807)	(232,106)	(84,914)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(12,753)	(39,359)	27,958
CASH AND CASH EQUIVALENTS, beginning of year	43,894	83,253	55,295

CASH AND CASH EQUIVALENTS, end of year	$31,141	$43,894	$83,253

NON-CASH FINANCING ACTIVITIES:
Long-term debt assumed and noncompete agreement notes payable issued in acquisitions	$2,740	$790	$5,077

Debt forgiveness in connection with certain acquisitions	$—	$—	$9,760

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$11,838	$15,777	$19,453

Cash paid for taxes	$2,394	$2,148	$5,077

Contribution of assets from parent in connection with certain acquisitions	$—	$—	$2,228

The accompanying notes are an integral part of these combined financial statements.

HERITAGE OPERATING, L.P. AND SUBSIDIARIES and

TITAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

NOTES TO COMBINED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except per unit data)

1.	OPERATIONS AND ORGANIZATION:

Business Operations

Heritage Operating, L.P. (“HOLP”) and Titan Energy Partners, L.P. (“Titan L.P.”) are both Delaware limited partnerships. HOLP and Titan Propane LLC (“Titan”), a wholly-owned subsidiary of Titan L.P., sell propane and propane-related products to residential, commercial, industrial, and agricultural customers in the United States. HOLP is also a wholesale propane supplier in the United States.

Energy Transfer Partners, L.P. (“ETP”) owns a 100% limited partner interest in HOLP and Energy Transfer Partners, GP, L.P. (“ETP GP”) is the General Partner of HOLP with a 0.0% economic interest. ETP owns a 99.99% limited partner interest and a 0.01% general partner interest in Titan L.P. Titan Energy GP, LLC is the General Partner of Titan L.P. Energy Transfer Equity, L.P. (“ETE”) owns ETP GP and approximately 25% of the limited partner units of ETP.

The accompanying combined financial statements include the accounts and operations of HOLP and Titan L.P. and their respective wholly-owned subsidiaries, as follows:

HOLP

•

Heritage Service Corp. - manages the assets generating the non-qualifying income (including income such as derivative gains from trading activities, service income, tank rentals and others) of the operating partnership.

•	Heritage Energy Resources, L.L.C. (“HER”) - buys and sells financial instruments related to natural gas liquids (“NGLs”).

Titan L.P.

•	Titan – manages the operational activities for Titan L.P.

•

Titan Propane Services, Inc. - manages the assets generating the non-qualifying income (including income such as derivative gains from trading activities, service income, tank rentals and others) of the operating partnership.

HOLP and Titan L.P. and their subsidiaries are collectively referred to in this report as “we”, “us”, “propane operations” or the “Propane Partnerships”.

2.	SIGNIFICANT ACQUISITIONS:

2010

During the year ended December 31, 2010, we acquired substantially all of the assets of four propane businesses which included H&H Gas and three other smaller companies. We also acquired one production facility for our cylinder exchange business. The aggregate purchase price for these acquisitions totaled $32,038, which included $28,107 of cash paid, net of cash acquired, and liabilities assumed of $3,517. During the year ended December 31, 2010, we also recorded a $414 gain on a bargain purchase. Operating cash flows were primarily used to pay for the acquisitions. The operations of the acquired businesses have been included in the combined statement of operations from their respective acquisition dates.

The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed based on their fair values for the 2010 acquisitions described above, net of cash acquired:

	H&H Gas Acquisition	Other Acquisitions (Aggregated)
Accounts receivable	$22	$154
Inventories	242	788
Prepaid expenses and other current assets	67	10
Property, plant, and equipment	6,044	6,383
Intangible assets	7,334	1,863
Goodwill	8,350	781

Total assets acquired	22,059	9,979

Customer advances and deposits	41	40
Accrued and other current liabilities	529	167
Long-term debt	1,762	978

Total liabilities assumed	2,332	1,185

Net assets acquired	$19,727	$8,794

The purchase prices have been allocated based on the fair values of the assets acquired and liabilities assumed at the date of acquisition.

We recorded the following intangible assets and goodwill in conjunction with these acquisitions:

	H&H Gas Acquisition	Other Acquisitions (Aggregated)
Intangible assets:
Noncompete agreements (10 years)	$210	$268
Customer lists (15 years)	6,018	1,081
Non-amortizable intangible assets - Trademarks	1,106	514

Total intangible assets	7,334	1,863

Goodwill	8,350	781

Total intangible assets and goodwill acquired	$15,684	$2,644

Goodwill was warranted because these acquisitions enhance our current operations and are expected to reduce costs through synergies with existing operations. This goodwill is expected to be deductible for tax purposes.

Changes to final asset valuation of prior year acquisitions have been included in our combined financial statements, but are not material.

2009

During the year ended December 31, 2009, we acquired substantially all of the assets of three propane businesses. The aggregate purchase price for these acquisitions totaled $6,487, which included $5,234 of cash paid, net of cash acquired, and liabilities assumed of $1,236. During the year ended December 31, 2009, we also recorded a $17 gain on a bargain purchase and paid cash of $1,072 related primarily to purchase price holdbacks from 2008 acquisitions. The cash paid for acquisitions was financed primarily with HOLP’s Senior Revolving Credit Facilities. The operations of the acquired businesses have been included in the combined statement of operations from their respective acquisition dates.

The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed based on their fair values for the 2009 acquisitions described above, net of cash acquired:

Acquisitions (Aggregated)
Accounts receivable	$313
Inventories	152
Property, plant, and equipment	4,631
Intangible assets	1,358
Goodwill	33

Total assets acquired	6,487

Accounts payable	380
Customer advances and deposits	85
Accrued and other current liabilities	66
Long-term debt	705

Total liabilities assumed	1,236

Net assets acquired	$5,251

The purchase prices have been allocated based on the fair values of the assets acquired and liabilities assumed at the date of acquisition.

We recorded the following intangible assets and goodwill in conjunction with these acquisitions:

Acquisitions (Aggregated)
Intangible assets:
Noncompete agreements (5 to 7 years)	$188
Customer lists (15 years)	848
Non-amortizable intangible assets - Trademarks	322

Total intangible assets	1,358

Goodwill	33

Total intangible assets and goodwill acquired	$1,391

Goodwill was warranted because these acquisitions enhance our current operations and are expected to reduce costs through synergies with existing operations. This goodwill is expected to be deductible for tax purposes.

2008

During the year ended December 31, 2008, we acquired substantially all of the assets of 20 propane businesses. The aggregate purchase price for these acquisitions totaled $96,400, which included $76,247 of cash paid, net of cash acquired, liabilities assumed of $8,165, a total of 53,893 ETP Common Units issued valued at $2,228 and debt forgiveness of $9,760. The cash paid for acquisitions was financed primarily with ETP’s and HOLP’s Senior Revolving Credit Facilities. The operations of the acquired businesses have been included in the combined statement of operations from their respective acquisition dates.

The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed based on their fair values for the 2008 acquisitions described above, net of cash acquired:

Acquisitions (Aggregated)
Accounts receivable	$8,030
Inventories	2,977
Prepaid expenses and other current assets	66
Property, plant, and equipment	53,132
Intangible and other assets	16,849
Goodwill	15,346

Total assets acquired	96,400

Customer advances and deposits	1,095
Accrued and other current liabilities	2,222
Long-term debt	4,848

Total liabilities assumed	8,165

Net assets acquired	$88,235

The purchase prices have been allocated based on the fair values of the assets acquired and liabilities assumed at the date of acquisition.

We recorded the following intangible assets and goodwill in conjunction with these acquisitions:

Acquisitions (Aggregated)
Intangible assets:
Noncompete agreements (5 to 15 years)	$5,045
Customer lists (3 to 15 years)	4,786
Non-amortizable intangible assets - Trademarks	5,292

Total intangible assets	15,123

Goodwill	15,346

Total intangible assets and goodwill acquired	$30,469

Goodwill was warranted because these acquisitions enhance our current operations and are expected to reduce costs through synergies with existing operations. This goodwill is expected to be deductible for tax purposes.

HOLP previously owned a 50% ownership interest in United Propane Exchange, LLC (“UPX”), a propane cylinder exchange business in metropolitan areas throughout the United States. HOLP purchased the remaining 50% in UPX in January 2008 (included in aggregate acquisitions above) for $17,762 which included $8,002 in cash and debt forgiveness of $9,760. UPX was then fully merged into HOLP. As a result, HOLP ceased the use of equity accounting in January 2008 and the combined financial statements include the operations of the propane cylinder exchange business with HOLP’s 50% equity investment of $13,179 allocated to assets and liabilities at historical cost (a non-cash transaction) and the purchase of the remaining 50% ownership in UPX allocated to the appropriate assets acquired and liabilities assumed based on fair values at the date of acquisition.

3.	ESTIMATES, SIGNIFICANT ACCOUNTING POLICIES AND BALANCE SHEET DETAIL:

Principles of Consolidation and Combination

The combined financial statements of the Propane Partnerships include the accounts of their subsidiaries. All significant inter-company transactions and accounts have been eliminated in consolidation and combination.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the accrual for and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Some of the significant estimates made by management include, but are not limited to, allowances for doubtful accounts, the fair value of derivative instruments, useful lives for depreciation and amortization, purchase accounting allocations and subsequent realizability of intangible assets, fair value measurements used in goodwill and trademark impairment tests, market value of inventory and contingency reserves. Actual results could differ from those estimates.

Revenue Recognition

Revenues for sales of propane and propane appliances, parts, and fittings are recognized at the later of the time of delivery of the product to the customer or the time of sale or installation. Revenue from service labor is recognized upon completion of the service. Tank rent is recognized ratably over the period it is earned. We do not separately charge shipping and handling costs to customers. Our customer base includes residential, commercial, industrial and agricultural customers.

Cash and Cash Equivalents

Cash and cash equivalents include all cash on hand, demand deposits, and investments with original maturities of three months or less. We consider cash equivalents to include short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

We place our cash deposits and temporary cash investments with high credit quality financial institutions. At times, our cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limit.

Marketable Securities

Marketable securities are classified as available-for-sale securities and are reflected as a current asset on the combined balance sheets at fair value. Unrealized holding losses of $4,023, gains of $4,941 and losses of $1,888 were recorded through accumulated other comprehensive income (“AOCI”), based on the market value of the securities, for the years ended December 31, 2010, 2009 and 2008, respectively. The change in the securities for the year ended December 31, 2008 includes realized losses of $1,403 reclassed from AOCI due to an other-than-temporary decline in the market value of our available-for-sale securities, which was recorded in other expense. There were no other-than-temporary declines in the market value of our available-for-sale securities during the years ended December 31, 2010 and 2009.

Accounts Receivable

We grant credit to our customers for the purchase of propane and propane-related products. Accounts receivable are primarily trade accounts receivable arising from our retail and wholesale propane operations and receivables arising from liquids marketing activities. Accounts receivable are recorded at amounts billed to customers less an allowance for doubtful accounts. The allowance for doubtful accounts reflects management’s assessment of the realizability of customer accounts, based on the overall creditworthiness of our customers and any specific disputes.

Accounts receivable consisted of the following:

	December 31,
	2010	2009
Accounts receivable	$157,507	$143,012
Less – allowance for doubtful accounts	(6,409)	(6,339)

Total, net	$151,098	$136,673

The activity in the allowance for doubtful accounts consisted of the following:

	Years Ended December 31,
	2010	2009	2008
Balance, beginning of year	$6,339	$8,750	$5,698
Accounts receivable written off, net of recoveries	(3,657)	(5,404)	(4,963)
Provision for loss on accounts receivable	3,727	2,993	8,015

Balance, end of year	$6,409	$6,339	$8,750

Inventories

Inventories are valued at the lower of cost or market. The cost of propane inventories is determined using the weighted-average cost of propane delivered to the customer service locations and includes storage fees and inbound freight costs, while the cost of appliances, parts, and fittings is determined by the first-in, first-out method.

Inventories consisted of the following:

	December 31,
	2010	2009
Propane	$76,341	$63,403
Appliances, parts and fittings and other	14,674	14,191

Total inventories	$91,015	$77,594

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs that do not add capacity or extend the useful life are expensed as incurred. Expenditures to refurbish tanks that either extend the useful lives of the tanks or prevent environmental contamination are capitalized and depreciated over the remaining useful life of the tanks. Additionally, we capitalize certain costs directly related to the installation of company-owned tanks, including internal labor costs. When property, plant and equipment are retired or sold, any gain or loss is included in our results of operations.

We review property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If such a review should indicate that the carrying amount of long-lived assets is not recoverable, we reduce the carrying amount of such assets to fair value. No impairment of long-lived assets was required during the periods presented in these combined financial statements.

Components and useful lives of property, plant and equipment were as follows:

	December 31,
	2010	2009
Land and improvements	$66,963	$62,597
Buildings and improvements (20 to 40 years)	75,153	69,053
Bulk storage, equipment and facilities (5 to 30 years)	193,664	178,122
Tanks and other equipment (10 to 30 years)	623,126	602,915
Vehicles (3 to 20 years)	165,173	148,014
Furniture and fixtures (3 to 10 years)	28,729	21,887
Other (10 years)	8,149	7,135

	1,160,957	1,089,723
Less – Accumulated depreciation	(394,451)	(327,627)

	766,506	762,096
Plus – Construction work-in-process	23,416	34,773

Property, plant and equipment, net	$789,922	$796,869

We recognized the following amounts of depreciation expense for the periods presented:

	Years Ended December 31,
	2010	2009	2008

Depreciation expense	$72,681	$72,376	$68,341

Goodwill

Goodwill is tested for impairment annually or more frequently if circumstances indicate that goodwill might be impaired. Our annual impairment test is performed as of August 31. No goodwill impairments were recorded for the periods presented in these combined financial statements.

Changes in the carrying amount of goodwill were as follows:

Balance, December 31, 2008	$612,604
Purchase accounting adjustments	(8,662)
Goodwill acquired	33

Balance, December 31, 2009	$603,975
Goodwill acquired	9,131

Balance, December 31, 2010	$613,106

Goodwill is recorded at the acquisition date based on a preliminary purchase price allocation and generally may be retrospectively adjusted when the purchase price allocation is finalized. For the year ended December 31, 2009, the purchase accounting adjustments relate to final purchase price allocations that were reclassifications between goodwill and intangible assets.

Intangibles and Other Assets

Intangibles and other assets are stated at cost net of amortization computed on the straight-line method. We eliminate from our combined balance sheets the gross carrying amount and the related accumulated amortization for any fully amortized intangibles in the year they are fully amortized. Components and useful lives of intangibles and other assets were as follows:

	December 31, 2010		December 31, 2009
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable intangible assets:
Noncompete agreements (3 to 15 years)	$21,165	$(11,888)	$24,139	$(12,415)
Customer lists (15 to 30 years)	104,802	(38,250)	98,470	(31,983)

Total amortizable intangible assets	125,967	(50,138)	122,609	(44,398)

Non-amortizable assets - Trademarks	77,445	—	75,825	—

Total intangible assets	203,412	(50,138)	198,434	(44,398)

Other long-term assets:
Financing costs (5 to 20 years)	3,822	(3,182)	4,683	(3,543)
Other	7,796	—	8,985	—

Total intangible and other assets	$215,030	$(53,320)	$212,102	$(47,941)

Aggregate amortization expense of intangible and other assets was as follows:

	Years Ended December 31,
	2010	2009	2008

Reported in depreciation and amortization	$9,959	$11,827	$11,970

Reported in interest expense	$500	$547	$582

Estimated aggregate amortization expense for the next five years is as follows:

Years Ending December 31:
2011	$10,046
2012	8,991
2013	8,539
2014	8,075
2015	7,513

We review amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If such a review should indicate that the carrying amount of amortizable intangible assets is not recoverable, we reduce the carrying amount of such assets to fair value. We review non-amortizable intangible assets for impairment annually as of August 31, or more frequently if circumstances dictate. No impairment of intangible assets was required during the periods presented in these combined financial statements.

Asset Retirement Obligation

We have determined that we are obligated by contractual requirements to remove facilities or perform other remediation upon retirement of certain assets. Determination of the amounts to be recognized is based upon numerous estimates and assumptions, including expected settlement dates, future retirement costs, future inflation rates and the credit-adjusted risk-free interest rates. However, management was not able to reasonably measure the fair value of the asset retirement obligations as of December 31, 2010 or 2009 because the settlement dates were indeterminable. We will record an asset retirement obligation in the periods in which management can reasonably determine the settlement dates.

Customer Advances and Deposits

We receive deposits or advances from customers as security or prepayments for future propane deliveries. Prepayments and security deposits may also be required when customers exceed their credit limits or do not qualify for open credit.

Accrued and Other Current Liabilities

Accrued and other current liabilities consisted of the following:

	December 31,
	2010	2009
Interest payable	$1,271	$1,655
Deferred tank rent	12,191	12,276
Taxes other than income taxes	10,479	9,382
Insurance reserve	10,170	11,051
Income taxes payable	975	3,272
Other	2,045	1,692

Total accrued and other current liabilities	$37,131	$39,328

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value. Assets and liabilities from liquids marketing and price risk management assets and liabilities are recorded at fair value.

Based on the estimated borrowing rates currently available to us for loans with similar terms and average maturities, the aggregate fair value and carrying amount of our debt obligations as of December 31, 2010 was $125,372 and $112,668, respectively. As of December 31, 2009 the aggregate fair value and carrying amount of long-term debt was $176,354 and $160,634, respectively.

We have marketable securities and commodity derivatives that are accounted for as assets and liabilities at fair value in our combined balance sheets. We determine the fair value of our assets and liabilities subject to fair value measurement by using the highest possible “level” of inputs. Level 1 inputs are observable quotes in an active market for identical assets and liabilities. We consider the valuation of marketable securities transacted through a clearing broker with a published price from the appropriate exchange as a Level 1 valuation. Level 2 inputs are inputs observable for similar assets and liabilities. We consider over-the-counter (“OTC”) commodity derivatives entered into directly with third parties as Level 2 valuation since the values of these derivatives are quoted on an exchange for similar transactions. Level 3 valuations include significant unobservable inputs. During the year ended December 31, 2008, HER valued its forward propane contracts using the current spot price with an adjustment for estimated inflation. Therefore, as of December 31, 2008, the HER forward propane contracts were considered a level 3 valuation. However, during the year ended December 31, 2009, HER began valuing its forward propane contracts using the New York Mercantile Exchange (“NYMEX”). As such, we currently consider these commodity derivatives as a Level 2 valuation and no longer have any fair value measurements that are considered Level 3 valuations.

The following table summarizes the fair value of our financial assets and liabilities measured and recorded at fair value on a recurring basis as of December 31, 2010 and 2009 based on inputs used to derive their fair values:

		Fair Value Measurements at			Fair Value Measurements at
		December 31, 2010 Using			December 31, 2009 Using
		Quoted Prices in			Quoted Prices in
		Active Markets	Significant		Active Markets	Significant
		for Identical	Other		for Identical	Other
		Assets and	Observable		Assets and	Observable
	Fair Value	Liabilities	Inputs	Fair Value	Liabilities	Inputs
Description	Total	(Level 1)	(Level 2)	Total	(Level 1)	(Level 2)

Assets
Marketatable Securities	$2,020	$2,020	$—	$6,044	$6,044	$—
Commodity Derivatives	6,971	—	6,971	12,809	—	12,809

Liabilities
Commodity Derivatives	(29)	$—	$(29)	(1,238)	$—	$(1,238)

	$8,962	$2,020	$6,942	$17,615	$6,044	$11,571

Changes in level 3 inputs and unrealized gains recognized related to open contracts for level 3 inputs are as follows:

Balance, December 31, 2008	$1,302
Transfers out of Level 3	(1,302)

Balance, December 31, 2009	$—

Year Ended
December 31, 2008
Unrealized gains recognized in other revenue related to open contracts	$1,302

Costs and Expenses

Costs of products sold include actual cost of fuel sold, adjusted for the effects of commodity derivative activities, storage fees and inbound freight and the cost of appliances, parts and fittings. Operating expenses include all costs incurred to provide products to customers, including compensation for operations personnel, insurance costs, vehicle maintenance, advertising costs, shipping and handling costs, purchasing costs and plant operations. Selling, general and administrative expenses include all partnership related expenses and compensation for executive, partnership and administrative personnel.

We record the collection of taxes, principally sale and use taxes, to be remitted to governmental authorities on a net basis.

Income Taxes

The Propane Partnerships are limited partnerships. As a result, their earnings or losses for federal and state income tax purposes are included in the tax returns of the individual partners. Accordingly, no recognition has been given to income taxes in our accompanying financial statements except those incurred by corporate subsidiaries of us that are subject to income taxes. Net earnings for financial statement purposes may differ significantly from taxable income reportable to partners as a result of differences between the tax basis and financial reporting basis of assets and liabilities, in addition to the allocation requirements related to taxable income under the Propane Partnerships’ agreements, as amended.

As limited partnerships, we are generally not subject to income tax. We are, however, subject to a statutory requirement that our non-qualifying income (including income such as derivative gains from trading activities, service income, tank rentals and others) cannot exceed 10% of our total gross income, determined on a calendar year basis under the applicable income tax provisions. If the amount of our non-qualifying income exceeds this statutory limit, we would be taxed as a corporation. Accordingly, certain activities that generate non-qualifying income are conducted through taxable corporate subsidiaries (“C corporations”). These C corporations are subject to federal and state income tax and pay the income taxes related to the results of their operations. For the years ended December 31, 2010, 2009 and 2008, our non-qualifying income did not exceed the statutory limit.

Those subsidiaries which are taxable corporations follow the asset and liability method of accounting for income taxes, under which deferred income taxes are recorded based upon differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets are received and liabilities settled.

Accounting for Derivative Instruments

All derivatives are recognized in the combined balance sheets as either an asset or liability measured at fair value.

In the course of normal operations, we routinely enter into contracts such as forward physical contracts for the purchase and sale of propane that qualify for and are designated as a normal purchase and sales contracts. Such contracts are exempted from the fair value accounting requirements. In addition, HER buys and sells derivative instruments that are not designated as accounting hedges.

We enter into propane sales commitments with a portion of our retail customers that provide for a contracted price agreement for a specified period of time, typically no longer than one year. These commitments can expose the operations to product price risk if not offset by a propane purchase commitment. To hedge a significant portion of these sales commitments entered into under our customer prebuy programs, Titan enters into financial instruments (swap agreements) to lock in margins.

For qualifying hedges, we formally document, designate and assess the effectiveness of transactions that receive cash flow hedge accounting treatment and the gains and losses offset related results on the hedged item in the statement of operations. The market prices used to value our financial derivatives and related transactions have been determined using independent third party prices, readily available market information, and appropriate valuation techniques.

At inception of a hedge, we formally document the relationship between the hedging instrument and the hedged item, the risk management objectives, and the methods used for assessing and testing effectiveness and how any ineffectiveness will be measured and recorded. We also assess, both at the inception of the hedge and on a quarterly basis, whether the derivatives that are used in our hedging transactions are highly effective in offsetting changes in cash flows. If it is determined that a derivative is no longer highly effective as a hedge, we would discontinue hedge accounting prospectively by including changes in the fair value of the derivative in net income for the period.

Cash flows from derivatives accounted for as cash flow hedges are reported as cash flows from operating activities, in the same category as the cash flows from the items being hedged.

If we designate a derivative financial instrument as a cash flow hedge and it qualifies for hedge accounting, the change in the fair value is deferred in AOCI until the underlying hedged transaction occurs. Any ineffective portion of a cash flow hedge’s change in fair value would be recognized each period in earnings. Gains and losses deferred in AOCI related to cash flow hedges remain in AOCI until the underlying physical transaction occurs, unless it is probable that the forecasted transaction will not occur by the end of the originally specified time period or within an additional two-month period of time thereafter. For financial derivative instruments that do not qualify for hedge accounting, the change in fair value is recorded in cost of products sold in the combined statements of operations and comprehensive income.

Inherent in the contractual portfolio are certain business risks, including market risk and credit risk. Market risk is the risk that the value of the portfolio will change, either favorably or unfavorably, in response to changing market conditions. Credit risk is the risk of loss from nonperformance by suppliers, customers, or financial counterparties to a contract. We take an active role in managing and controlling market and credit risk over our commodity-related activities, and we have established control procedures, which are reviewed on an ongoing basis. We monitor market risk of commodity-related activities through a variety of techniques, including routine reporting to senior management. We attempt to minimize credit risk exposure through credit policies and periodic monitoring procedures.

New Accounting Standards

In September 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2011-08, Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment (“ASU 2011-08”), which simplifies how entities test goodwill for impairment. ASU 2011-08 give entities the option, under certain circumstances, to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether further impairment testing is necessary. ASU 2011-08 is effective for fiscal years beginning after December 15, 2011. We do not expect adoption of this standard will materially impact our financial position or results of operations.

4.	LONG-TERM DEBT:

Our debt obligations consist of the following:

	December 31,
	2010	2009	Maturities
HOLP Senior Secured Notes:
8.55% Senior Secured Notes	$12,000	$24,000	Annual payments of $12,000 due each June 30 through 2011. Interest is paid semi-annually.

Medium Term Note Program:
7.26% Series B Senior Secured Notes	4,000	6,000	Annual payments of $2,000 due each November 19 through 2012. Interest is paid semi-annually.

Senior Secured Promissory Notes:
8.55% Series B Senior Secured Notes	—	4,571	Matured in August 2010.

8.59% Series C Senior Secured Notes	—	5,750	Matured in August 2010.

8.67% Series D Senior Secured Notes	25,400	33,100	Annual payments of $12,450 due August 15, 2011 and $12,950 due August 15, 2012. Interest is paid quarterly.

8.75% Series E Senior Secured Notes	5,000	6,000	Annual payments of $1,000 due each August 15 through 2015. Interest is paid quarterly.

8.87% Series F Senior Secured Notes	36,364	40,000	Annual payments of $3,636 due each August 15 through 2020. Interest is paid quarterly.

7.89% Series H Senior Secured Notes	4,364	5,091	Annual payments of $727 due each May 15 through 2016. Interest is paid quarterly.

7.99% Series I Senior Secured Notes	16,000	16,000	One payment due May 15, 2013. Interest is paid quarterly.

Revolving Credit Facilities:
HOLP Fourth Amended and Restated Senior Revolving Credit Facility	—	10,000	See below under “HOLP Credit Facility”.

Other Long-Term Debt:
Notes payable on noncompete agreements with interest imputed at rates averaging 8.14%, and 8.06% at December 31, 2010 and 2009, respectively	7,935	7,898	Due in installments through 2014.

Other	1,605	2,224	Due in installments through 2024.

	112,668	160,634
Current maturities of long-term debt	(35,265)	(40,887)

	$77,403	$119,747

Future maturities of long-term debt for each of the next five years and thereafter are:

2011	$35,265
2012	23,378
2013	23,051
2014	6,108
2015	5,931
Thereafter	18,935

$112,668

HOLP Senior Secured Notes

All receivables, contracts, equipment, inventory, general intangibles, cash concentration accounts, and the capital stock of HOLP and its subsidiaries secure the HOLP Senior Secured, Medium Term, and Senior Secured Promissory Notes (collectively, the “HOLP Senior Secured Notes”).

HOLP Credit Facility

HOLP previously had a $75,000 Senior Revolving Facility (the “HOLP Credit Facility”) available through June 30, 2011. As of December 31, 2010, the HOLP Credit Facility had no outstanding balance in revolving credit loans and outstanding letters of credit of $500. The amount available for borrowing as of December 31, 2010 was $74,500. The HOLP Credit Facility was terminated in February 2011.

The Propane Partnerships will meet future liquidity needs through intercompany loans from ETP.

Covenants Related to Agreements

The agreements related to the HOLP Senior Secured Notes were amended in February 2011 to revise the financial covenants and to allow for intercompany loans from ETP on a subordinated basis. The amended agreements contain customary restrictive covenants including the maintenance of financial covenants and limitations on substantial disposition of assets, changes in ownership, the level of additional indebtedness and creation of liens. The amended financial covenants require HOLP to maintain ratios of combined Funded Indebtedness to combined EBITDA (as these terms are similarly defined in the amended agreements related to the HOLP Senior Secured Notes) of not more than 3.25 to 1 and combined EBITDA to combined Interest Expense (as these terms are similarly defined in the amended agreements related to the HOLP Senior Secured Notes) of not less than 2.25 to 1. These amended debt agreements also provide that HOLP may declare, make, or incur a liability to make restricted payments during each fiscal quarter, if: (a) the amount of such restricted payment, together with all other restricted payments during such quarter, do not exceed the amount of Available Cash (as defined in the amended agreements related to the HOLP Senior Secured Notes) with respect to the immediately preceding quarter (which amount is required to reflect a reserve equal to 50% of the interest to be paid on the HOLP Senior Secured Notes during the last quarter and in addition, in the third, second and first quarters preceding a quarter in which a scheduled principal payment is to be made on the HOLP Senior Secured Notes, and a reserve equal to 25%, 50%, and 75%, respectively, of the principal amount to be repaid on such payment dates), (b) no default or event of default exists before such restricted payments, and (c) the amounts of HOLP’s restricted payment is not disproportionately greater than the payment amount from Energy Transfer Company (“ETC OLP”) utilized to fund payment obligations of ETP and its general partner with respect to ETP’s Common Units.

Failure to comply with the various restrictive and affirmative covenants of the amended note agreements related to the HOLP Senior Secured Notes could require us to pay debt balances prior to scheduled maturity and could negatively impact our ability to incur additional debt.

We were in compliance with all requirements, tests, limitations and covenants related to our debt agreements for HOLP’s Senior Secured Notes as of December 31, 2010.

5.	PARTNERS’ CAPITAL AND UNIT-BASED COMPENSATION PLANS:

Limited Partner and General Partner interests in the Propane Partnerships entitle the holders thereof to the rights and privileges specified in HOLP and Titan L.P.’s partnership agreements, as amended.

For the purposes of maintaining the capital accounts and in determining the rights of the Partners among themselves, items of income, gain, loss and deductions shall generally be allocated among the Partners in accordance with their respective percentage interests of the Propane Partnerships.

No person is entitled to preemptive rights in respect of issuances of securities by the Propane Partnerships, except that ETP GP as the General Partner of HOLP, and Titan Energy GP, LLC as the General Partner of Titan L.P. may, but are not obligated to, make additional capital contributions to HOLP and Titan L.P., respectively.

Quarterly Distributions of Available Cash

HOLP and Titan L.P.’s partnership agreements, as amended, require the Propane Partnerships to distribute all of their Available Cash to their Limited Partners and their General Partner within forty-five days following the end of each fiscal quarter. The term Available Cash generally means, with respect to any of our fiscal quarters, all cash on hand at the end of such quarter, plus working capital borrowings after the end of the quarter, less reserves established by the General Partner in its sole discretion to provide for the proper conduct of our businesses, to comply with applicable laws or any debt instrument or other agreement, or to provide funds for future distributions to partners with respect to any one or more of the next four quarters. Distributions totaling $110,000, $81,697 and $80,000 were made by HOLP during the years ended December 31, 2010, 2009 and 2008, respectively. There were no distributions made by Titan L.P.

Accumulated Other Comprehensive Income

The following table presents the components of accumulated other comprehensive income (“AOCI”), net of tax:

	December 31,
	2010	2009

Unrealized gains on available-for-sale securities	$918	$4,941
Net gains on commodity related hedges	6,388	8,610

Total AOCI, net of tax	$7,306	$13,551

Unit-Based Compensation Plans

ETP has issued equity incentive plans for employees, officers and directors, which provide for various types of awards, including options to purchase ETP Common Units, restricted units, phantom units, Common Units, distribution equivalent rights (“DERs”), Common Unit appreciation rights, and other unit-based awards. Certain HOLP and Titan employees participate in these plans. As of December 31, 2010, an aggregate total of 3,657,136 ETP Common Units remain available to be awarded under ETP’s equity incentive plans.

Unit Grants

ETP has granted restricted unit awards to employees that vest over a specified time period, typically a five-year period at 20% per year, with vesting based on continued employment as of each applicable vesting date. Upon vesting, ETP Common Units are issued. These unit awards entitle the recipients of the unit awards to receive, with respect to each Common Unit subject to such award that has not either vested or been forfeited, a cash payment equal to each cash distribution per Common Unit made by ETP on ETP Common Units promptly following each such distribution by ETP to its Unitholders. We refer to these rights as “distribution equivalent rights.”

Award Activity

The following table shows the activity of the awards granted to HOLP and Titan employees:

		Weighted
		Average
		Grant-Date
	Number of	Fair Value
	Units	Per Unit

Unvested awards as of December 31, 2009	359,498	$39.11
Awards granted	118,650	49.98
Awards vested	(91,913)	39.83
Awards forfeited	(13,918)	38.70

Unvested awards as of December 31, 2010	372,317	42.41

During the years ended December 31, 2010, 2009 and 2008, the weighted average grant-date fair value per unit award granted was $49.98, $44.15 and $34.37, respectively. The total fair value of awards vested was $3,661, $3,048 and $6,806, respectively, based on the market price of ETP Common Units as of the vesting date. As of December 31, 2010, a total of 372,317 unit awards remain unvested, for which we expect to recognize a total of $10,841 in compensation expense over a weighted average period of 1.85 years.

6.	MAJOR CUSTOMERS AND SUPPLIERS:

Concentrations of customers may impact our overall exposure to credit risk, either positively or negatively. Management believes that our portfolio of accounts receivable is sufficiently diversified to minimize any potential credit risk. No single customer accounted for 10% or more of our revenue.

We had gross purchases as a percentage of total purchases from major suppliers as follows:

	December 31,
	2010	2009	2008
Unaffiliated
Targa	12.9%	14.3%	15.0%
MP Oils	13.3%	15.1%	14.9%

Affiliated
Enterprise	53.5%	50.3%	50.7%

Substantially all agreements with Targa Liquids Marketing and Trade (“Targa”) have a maximum duration of one year.

In connection with the sale of MP Oils in October 2007, HOLP executed a propane purchase agreement for approximately 90.0 million gallons per year through 2015.

Enterprise Products Partners L.P. (together with its subsidiaries “Enterprise”) is a related party as discussed in Note 11. The propane operations have an agreement with Enterprise to supply a portion of our propane requirements.

This concentration of suppliers may impact our overall operations either positively or negatively. However, management believes that the diversification of suppliers is sufficient to enable us to purchase all of our supply needs at market prices without a material disruption of operations if supplies are interrupted from any of our existing sources. Although no assurances can be given that supplies of propane will be readily available in the future, we expect a sufficient supply to continue to be available.

7.	COMMITMENTS, CONTINGENCIES AND ENVIRONMENTAL LIABILITIES:

Commitments

We have entered into several propane purchase and supply commitments, which are typically one year agreements with varying terms as to quantities, prices and expiration dates. We believe that the terms of these agreements are commercially reasonable and will not have a material adverse effect on our financial position or results of operations.

We have certain non-cancelable leases for property and equipment, which require fixed monthly rental payments and expire at various dates through 2034. Rental expense under these operating leases has been included in operating expenses in the combined statements of operations and comprehensive income and totaled approximately $4,904, $5,176 and $5,116 for the years ended December 31, 2010, 2009 and 2008, respectively.

Future minimum lease commitments for such leases are:

Years Ending December 31:
2011	$4,362
2012	3,353
2013	2,539
2014	1,267
2015	702
Thereafter	835

The propane operations have an agreement with Enterprise (see Note 11) to supply a portion of our propane requirements. The agreement will continue until March 2015 and includes an option to extend the agreement for an additional year.

In connection with the sale of MP Oils in October 2007, HOLP executed a propane purchase agreement for approximately 90.0 million gallons per year through 2015 at market prices plus a nominal fee.

Litigation and Contingencies

We may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business. Propane is a flammable, combustible gas. Serious personal injury and significant property damage can arise in connection with its storage, transportation or use. In the ordinary course of business, we are sometimes threatened with or named as a defendant in various lawsuits seeking actual and punitive damages for product liability, personal injury and property damage. We maintain liability insurance with insurers in amounts and with coverage and deductibles management believes are reasonable and prudent, and which are generally accepted in the industry. However, there can be no assurance that the levels of insurance protection currently in effect will continue to be available at reasonable prices or that such levels will remain adequate to protect us from material expenses related to product liability, personal injury or property damage in the future.

We are a party to various legal proceedings and/or regulatory proceedings incidental to our businesses. For each of these matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies, the likelihood of an unfavorable outcome and the availability of insurance coverage. If we determine that an unfavorable outcome of a particular matter is probable and can be estimated we accrue the contingent obligation as well as any expected insurance recoverable amounts related to the contingency. As of December 31, 2010 and 2009, accruals of approximately $10,170 and $11,051, respectively, were reflected on our combined balance sheets related to these contingent obligations. As new information becomes available, our estimates may change. The impact of these changes may have a significant effect on our results of operations in a single period.

The outcome of these matters cannot be predicted with certainty and there can be no assurance that the outcome of a particular matter will not result in the payment of amounts that have not been accrued for the matter. Furthermore, we may revise accrual amounts prior to resolution of a particular contingency based on changes in facts and circumstances or changes in the expected outcome.

No amounts have been recorded in our December 31, 2010 or 2009 combined balance sheets for contingencies and current litigation, other than amounts disclosed herein.

Environmental Matters

Petroleum-based contamination or environmental wastes are known to be located on or adjacent to six sites, on which HOLP presently has, or formerly had, retail propane operations. These sites were evaluated at the time of their acquisition. In all cases, remediation operations have been or will be undertaken by others, and in all six cases, HOLP obtained indemnification for expenses associated with any remediation from the former owners or related entities. We have not been named as a potentially responsible party at any of these sites, nor have our operations contributed to the environmental issues at these sites. Accordingly, no amounts have been recorded in our December 31, 2010 or 2009 combined balance sheets. Based on information currently available to us, such projects are not expected to have a material adverse effect on our financial condition or results of operations.

In July 2001, HOLP acquired a company that had previously received a request for information from the U.S. Environmental Protection Agency (the “EPA”) regarding potential contribution to a widespread groundwater contamination problem in San Bernardino, California, known as the Newmark Groundwater Contamination. Although the EPA has indicated that the groundwater contamination may be attributable to releases of solvents from a former military base located within the subject area that occurred long before the facility acquired by HOLP was constructed, it is possible that the EPA may seek to recover all or a portion of groundwater remediation costs from private parties under the Comprehensive Environmental Response, Compensation, and Liability Act (commonly called Superfund). We have not received any follow-up correspondence from the EPA on the matter since our acquisition of the predecessor company in 2001. Based upon information currently available to HOLP, it is believed that HOLP’s liability if such action were to be taken by the EPA would not have a material adverse effect on our financial condition or results of operations.

In connection with the purchase of Titan Energy Partners, L.P., we took, through Titan Propane, LLC, an economic interest in SYN, Inc. (“SYN”), an entity in Chapter 7 bankruptcy proceedings (initiated in 2005 by legacy Titan management) in New York.

Our research and investigation indicates that SYN is the beneficial holder (legal title does not appear to have been perfected as to any of the properties in question) of title to three former manufactured coal gas plants located in Bennington, Vermont; Claremont, New Hampshire; and Chestertown, Maryland. It appears that Titan’s predecessor, Cornerstone Propane Partners, LP, collapsed several entities which held title to properties contributed to the formation of Cornerstone Propane Partners, LP, by the owners of Synergy Gas, one of the privately held entities that contributed their assets to form Cornerstone Propane Partners, L.P., as part of Cornerstone’s formation and eventual public offering.

The site in Bennington, Vermont was used from approximately the late 1980s through approximately 2004 as a retail propane facility. In 2004, the property was abandoned. The property has remained vacant since that time. Although it appears that monitoring wells were installed at the property by the prior owners, an inspection of the property in 2007 revealed the wells to be capped and inactive. The nature and extent of the contamination at the property is therefore unknown.

The Claremont, New Hampshire site was operated at a coal gas plant which serviced the entire town, which was a largely industrialized (mill) town in the late 1800s and early 1900s. A partially-destroyed brick building and the remains of a large coal tar holding tank remain at the property. The property, which abuts the Sugar River, is contaminated with coal tar and coal tar derivatives. A retail propane facility operated at the property in during the time period of 1970 – 1980 but public records indicate that the site has been abandoned and unused since the late 1980s. In 2008, the City of Claremont partially dammed the Sugar River upstream of the site in order to lower the water level in connection with the improvement of the riverbed. The lowering of the water level reduced the hydrostatic pressure against the river side of the site, allowing coal tar to escape and migrate into the river. Containment work was successfully completed and the Sugar River returned to its normal level in late 2008. No additional releases have been reported.

As with the other sites, the Chestertown site is a former coal gas plant used as a retail propane facility that was found to have coal tar contamination at the approximate on-half acre site. We have agreed to further explore delineation of the coal tar contamination at the site itself and the ash pit contamination on the adjacent wetlands, which are environmentally stable.

Environmental exposures and liabilities are difficult to assess and estimate due to unknown factors such as the magnitude of possible contamination, the timing and extent of remediation, the determination of our liability in proportion to other parties, improvements in clean-up technologies and the extent to which environmental laws and regulations may change in the future. Although environmental costs may have a significant impact on the results of operations for any single period, we believe that such costs will not have a material adverse effect on our financial position.

As of December 31, 2010 and 2009, an accrual on an undiscounted basis of $2,720 was recorded in our combined balance sheets as other non-current liabilities related to environmental matters. This accrual is to cover future legal costs and any clean-up costs and settlement of the environmental matters related to the three former coal gas plants. Based on information available at this time and reviews undertaken to identify potential exposure, we believe the amount reserved for environmental matters is adequate to cover the potential exposure for clean-up costs.

Environmental regulations were recently modified for the EPA Spill Prevention, Control and Countermeasures program. We are currently reviewing the impact to our operations and expect to expend resources on tank integrity testing and any associated corrective actions as well as potential upgrades to containment structures. Costs associated with tank integrity testing and resulting corrective actions cannot be reasonably estimated at this time, but we believe such costs will not have a material adverse effect on our financial position, results of operations or cash flows.

Our operations are also subject to the requirements of the federal Occupational Safety and Health Act (“OSHA”), and comparable state laws that regulate the protection of the health and safety of employees. In addition, OSHA’s hazardous communication standard requires that information be maintained about hazardous materials used or produced in our operations and that this information be provided to employees, state and local government authorities and citizens. We believe that our operations are in substantial compliance with the OSHA requirements, including general industry standards, record keeping requirements, and monitoring of occupational exposure to regulated substances.

National Fire Protection Association Pamphlets No. 54 and No. 58, which establish rules and procedures governing the safe handling of propane, or comparable regulations, have been adopted as the industry standard in all of the states in which we operate. In some states, these laws are administered by state agencies, and in others, they are administered on a municipal level. With respect to the transportation of propane by truck, we are subject to regulations governing the transportation of hazardous materials under the Federal Motor Carrier Safety Act, administered by the DOT. We conduct ongoing training programs to help ensure that our operations are in compliance with applicable regulations. We believe that the procedures currently in effect at all of our facilities for the handling, storage and distribution of propane are consistent with industry standards and are in substantial compliance with applicable laws and regulations.

8.	ASSETS AND LIABILITIES FROM LIQUIDS MARKETING:

HER buys and sells derivative instruments that are not designated as accounting hedges. The types of contracts we utilize in our liquids marketing operation include energy commodity forward contracts traded on OTC financial markets. These forward contracts are marked-to-market and recorded as an asset or liability on the combined balance sheets in prepaid expenses and other current assets or accrued and other current liabilities and recorded net in other revenue on the combined statements of operations and comprehensive income. Changes in the assets and liabilities from the liquids marketing activities result primarily from changes in the market prices, newly originated transactions, and the timing and settlement of contracts. We attempt to balance our contractual portfolio in terms of notional amounts and timing of performance and delivery obligations. However, net unbalanced positions can exist or are established based on management’s assessment of anticipated market movements. As of December 31, 2010, we had a net long position of 420,000 gallons of propane with a net fair value asset of $78. These contracts matured during 2011. As of December 31, 2009, there were no unbalanced positions and the net fair value of financial instruments related to liquids marketing activities was a liability of $220. These contracts matured during 2010.

Summary of Derivative Gains and Losses

The following represents HER’s derivative activity recognized in net income:

	Years Ended December 31,
	2010	2009	2008
Commodity-related
Unrealized trading gains (losses) recognized in other revenue	$298	$(1,522)	$1,302
Realized trading gains recognized in other revenue	1,912	3,283	204

9.	PRICE RISK MANAGEMENT ASSETS AND LIABILITIES:

Our propane operations permit customers to guarantee the propane delivery price for the next heating season. As we execute fixed sales price contracts with our customers, Titan may enter into propane futures contracts to fix the purchase price related to these sales contracts, thereby locking in a gross profit margin. Additionally, Titan may use propane futures contracts to secure the purchase price of our propane inventory for a percentage of our anticipated propane sales.

The following table details the outstanding commodity-related derivatives as of December 31, 2010 and 2009:

	2010		2009
	Notional		Notional
	Volume	Maturity	Volume	Maturity
Mark-to-Market Derivatives
Forwards/Swaps (Gallons)	1,974,000	2011	6,090,000	2010

Cash Flow Hedging Derivatives
Forwards/Swaps (Gallons)	32,466,000	2011	20,538,000	2010

We expect gains of $6,388 related to commodity derivatives to be reclassified into earnings over the next twelve months related to amounts currently reported in AOCI. The amount ultimately realized, however, will differ as commodity prices change and the underlying physical transaction occurs.

The following table provides a balance sheet overview of the derivative assets and liabilities as of December 31, 2010 and 2009:

	Fair Value
	of Derivative Instruments
	Asset Derivatives
	2010	2009
Derivatives designated as hedging instruments:
Commodity derivatives	$6,589	$8,443

Derivatives not designated as hedging instruments:
Commodity derivatives	$275	$3,348

The commodity derivatives are recorded in price risk management assets on the combined balance sheets.

The following tables summarize the amounts recognized with respect to our derivative financial instruments for the periods presented:

	Change in Value Recognized in OCI on Derivatives
	(Effective Portion)
	Years Ended December 31,
	2010	2009	2008
Derivatives in cash flow hedging relationships:
Commodity derivatives	$9,502	$12,632	—

	Location of Gain/(Loss) Reclassification from AOCI into Income (Effective Portion)	Amount of Gain/(Loss) Reclassed from AOCI into Income (Effective Portion)
		Years Ended December 31,
		2010	2009	2008
Derivatives in cash flow hedging relationships:
Commodity derivatives	Cost of products sold	$11,724	$4,022	—

	Location of Gain/(Loss) Recognized in Income on Derivatives	Amount of Gain/(Loss) Recognized in Income on Derivatives
		Years Ended December 31,
		2010	2009	2008
Derivatives not designated as hedging instruments:
Commodity derivatives	Cost of products sold	$38	$7,025	$(64,177)

We recognized in cost of products sold, $3,073 of unrealized losses, $45,636 of unrealized gains and $45,607 of unrealized losses on commodity derivatives not in cash flow hedging relationships for the years ended December 31, 2010, 2009 and 2008, respectively.

10.	RETIREMENT BENEFITS:

ETP sponsors a 401(k) savings plan, which covers virtually all HOLP and Titan employees. Employer matching contributions are calculated using a formula based on employee contributions. The Propane Partnerships made matching contributions of $5,001, $5,454 and $5,886 to the 401(k) savings plan for the years ended December 31, 2010, 2009 and 2008, respectively, for HOLP and Titan employees.

11.	RELATED PARTY TRANSACTIONS:

ETP allocates administration expenses to its operating partnerships using the Modified Massachusetts Formula Calculation (“MMFC”). The amounts allocated to propane operations for the years ended December 31, 2010, 2009 and 2008 were $14,196, $12,113 and $12,664, respectively. The amounts for the years ended December 31, 2009 and 2008 were offset by costs allocated to ETP from its operating partnerships for support services. The amount allocated to ETP, using the MMFC, from the propane operations for the years ended December 31, 2009 and 2008 were $412 and $2,428, respectively.

As of December 31, 2010, Enterprise owned approximately 17.6% of the outstanding common units of ETE. We routinely buy and sell product with Enterprise. The following table presents sales of propane to and purchases of propane from affiliates of Enterprise:

	Years Ended December 31,
	2010	2009	2008

Sales	$15,527	$19,961	$22,211

Purchases	415,897	343,540	493,809

As of December 31, 2010, HER had no outstanding forward mark-to-market derivatives with Enterprise. As of December 31, 2009, HER had a net long position of 420,000 gallons of propane with a net fair value asset of $57 on these contracts with Enterprise.

We purchase a portion of our propane requirements from Enterprise pursuant to an agreement that was extended until March 2015, and includes an option to extend the agreement for an additional year. As of December 31,

2010 and 2009, Titan had forward mark-to-market derivatives for approximately 1,722,000 and 6,090,000 gallons of propane at a fair value asset of $205 and $3,348, respectively, with Enterprise. In addition, as of December 31, 2010 and 2009, Titan had forward derivatives accounted for as cash flow hedges of 32,466,000 and 20,538,000 gallons of propane at a fair value asset of $6,589 and $8,443, respectively, with Enterprise. Our forward mark-to-market derivatives and cash flow hedges are settled on a net basis with Enterprise.

The following table summarizes the related party balances on our combined balance sheets:

	As of December 31,
	2010	2009
Accounts receivable from related parties:
Enterprise	$2,327	$3,386
ETP	68,603	18,481

Total accounts receivable from related parties	$70,930	$21,867

Accounts payable to related parties:
Enterprise	$22,985	$31,642
ETC OLP	—	152
ETP	86,158	25,984

Total accounts payable to related parties	$109,143	$57,778

For cash management purposes, Titan’s excess cash is swept to ETP on a daily basis. If cash is not available to meet daily operational cash requirements, ETP advances funds back to Titan. This net activity is included in accounts receivable from related parties for ETP at December 31, 2010 and 2009. Affiliated interest income related to these transactions for the years ended December 31, 2010 and 2009 was $1,636 and $617, respectively. Affiliated interest expense related to these transactions for the year ended December 31, 2008 was $2,942.

Accounts payable to related parties for ETP at December 31, 2010 and 2009 primarily consists of certain costs incurred by ETP on our behalf, such as, business insurance expenses, employee health insurance expenses and administration expenses as discussed above.

12.	SUBSEQUENT EVENTS:

Since January 1, 2011, we have acquired substantially all of the assets of eight propane businesses. The aggregate purchase price for these acquisitions totaled $36,065, which included $26,548 of cash paid, net of cash acquired, liabilities assumed of $6,180 and 66,499 ETP Common Units issued valued at $3,000.

In October 2011, ETP entered into an agreement with AmeriGas Partners, L.P. (“AmeriGas” or “APU”) to contribute our propane operations to AmeriGas in exchange for consideration of approximately $2.9 billion. The consideration consists of $1.5 billion in cash and common units of AmeriGas valued at approximately $1.3 billion at the time of the execution of the agreement, plus the assumption of certain liabilities of our propane operations. Following the transaction, ETP will own approximately 34% of the common units of APU and has committed to retain those units until at least 2013. The transaction is subject to customary closing conditions, including the approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Management has evaluated subsequent events through November 21, 2011, the date the financial statements were available to be issued.